Exhibit 3.4

AMENDMENT NO. 3

TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ALLIANCE RESOURCE PARTNERS, L.P.

June 1, 2018

This Amendment No. 3 (the “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of Alliance Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), dated as of July 28, 2017, as amended by Amendment No. 1, dated as of February 22, 2018 and Amendment No. 2, dated as of May 31, 2018 (the “Partnership Agreement”), is entered into and effective as of the date hereof at the direction of Alliance Resource Management GP, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, Section 7.11 of the Partnership Agreement provides that the General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities;

WHEREAS, the Board of Directors of the General Partner may from time to time authorize implementation of a repurchase program of the Partnership’s Common Units subject to terms determined by the Board of Directors of the General Partner to be advisable and in the best interests of the Partnership;

WHEREAS, to facilitate the execution of repurchases of Common Units in accordance with any such repurchase program approved by the Board of Directors of the General Partner, the General Partner desires to amend the Partnership Agreement to clarify that the Partnership’s Available Cash may be used to effect repurchases of Common Units in accordance with Section 7.11 of the Partnership Agreement;

WHEREAS, the General Partner is the general partner of the Partnership;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment does not adversely affect the Limited Partners in any material respect;

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1

1.     Amendment. Section 6.3(a) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“(a)           Available Cash with respect to each Quarter may, at the discretion of the General Partner, but subject to Section 17-607 of the Delaware Act, be (i) distributed in respect of repurchases by the Partnership of Common Units in accordance with Section 7.11 of this Agreement or (ii) distributed in accordance with this Article VI by the Partnership to the Limited Partners as of the Record Date selected by the General Partner in accordance with each Limited Partner’s Percentage Interest.  Any distribution pursuant to clause (ii) of the preceding sentence shall be made within 45 days following the end of the applicable Quarter. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law.”

2.     Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

3.     General Authority. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate and to interpret the Partnership Agreement to give effect to the intent and purpose of this Amendment.

4.     Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws.

5.     Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:

ALLIANCE RESOURCE MANAGEMENT GP, LLC

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

SIGNATURE PAGE TO

AMENDMENT NO. 3 TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

ALLIANCE RESOURCE PARTNERS, L.P.